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                                                                       EXHIBIT 5


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                USA TRUCK, INC.


         USA Truck, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

         FIRST: That the Board of Directors of the Corporation, at a meeting duly called and held on January 28, 1993, adopted a resolution proposing and declaring advisable the amendment to the Restated and Amended Certificate of Incorporation (as previously amended, the "Certificate of Incorporation") of the Corporation set forth below, and calling for the submission of said amendment to the stockholders of the Corporation for their consideration.

         SECOND: That at the annual meeting of stockholders duly called and held on April 28, 1993, the stockholders of the Corporation consented to and adopted this amendment.

         THIRD: That this amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law.

         FOURTH: That the first paragraph of Article "FOURTH" of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                 FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is Thirteen Million (13,000,000), consisting of Twelve Million (12,000,000) shares of Common Stock, having a par value of $.01 per share, and One Million (1,000,000) shares of Preferred Stock, having a par value of $.01 per share.

         THE UNDERSIGNED, being the President of the Corporation, does make this certificate, hereby declaring and certifying, under penalties of perjury, that this is the act and deed of the Corporation, duly adopted by its stockholders pursuant to Section 242 of the General Corporation Law, and the facts stated herein are true, and accordingly have hereunto set my hand this 28th day of April, 1993.


                                                  /s/ Robert M. Powell
                                                  ----------------------------
                                                  Robert M. Powell, President
ATTEST:


/s/ Jerry D. Orler
--------------------------
Jerry D. Orler, Secretary